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Exhibit 99(c)(3)

MEEMIC Holdings, Inc.

Fairness Opinion Presentation
June 12, 2002

RAYMOND JAMES
& ASSOCIATES, INC.
Member New York Stock Exchange/SIPC

Table of Contents

Pages
•	Overview	3-8
•	Valuation	9-12
•	Comparable Company Analysis	13-15
•	Merger and Acquisition Transactions Analysis	16-19
•	DCF Analysis	20-22

Overview

MEEMIC Holdings, Inc.

MEMH

20-Day Stock Price Average Prior to Announcement as of 3/15/02	$22.46
Shares Outstanding	6,683,563
Average Market Capitalization:	$150,112,825
Merger Consideration	$29.00
Implied Equity Value	$193,823,327
Year Ended December 31, 2001
Revenues:	$144,607,000
Earnings per Share:	$1.78
Average Daily Volume:	2,709

Historical Financial Summary—GAAP

		Year Ended December 31,
	3 Months Ended March 31, 2002
		2001	2000	1999	1998	1997
	(in 000s)
Revenues:
Net Premiums Earned	$34,506	$133,252	$118,528	$93,034	$64,040	$67,830
Net Investment Income	2,856	11,182	10,768	8,285	6,958	6,677
Realized Gain (Loss)	0	(1,540)	(65)	(20)	31	32
Other	465	1,713	1,713	1,877	2,111	841

Total Revenues	$37,827	$144,607	$130,944	$103,176	$73,140	$75,380
Expenses:
Loss and Loss Adjustment Expense	$26,549	$93,702	$77,227	$62,858	$43,452	$47,302
Policy Acquisition and Underwriting Expenses	7,549	31,679	28,127	19,132	12,658	16,690
Amortization and Other	89	3,027	3,098	3,845	5,582	2,087

Total Expenses	$34,187	$128,408	$108,452	$85,835	$61,692	$66,079
Income before Taxes	3,640	16,199	22,492	17,341	11,448	9,301
Income Tax	939	4,180	6,773	5,531	3,296	2,672

Net Income before Extraordinary	$2,701	$12,019	$15,719	$11,810	$8,152	$6,629
Extraordinary Items (net of tax)	—	—	—	1,525	214	—

Net Income	$2,701	$12,019	$15,719	$13,335	$8,366	$6,629

Assets
Cash and Investments	$226,950	$222,667	$198,118	$168,432	$128,881	$113,747
Intangible	30,465	30,496	33,420	36,344	39,268	42,149
Other	91,327	88,520	77,936	69,873	71,181	58,962

Total Assets	$348,742	$341,683	$309,474	$274,649	$239,330	$214,858
Liabilities & Equity
Loss & LAE Reserves	$127,527	$124,361	$107,256	$96,009	$92,298	$84,921
Unearned Premiums	43,796	41,310	36,755	34,148	31,586	29,436
Other	14,309	14,894	18,856	17,307	63,222	57,219

Total Liabilities	$185,632	$180,565	$162,867	$147,464	$187,106	$171,576
Shareholders' Equity	$163,110	$161,118	$146,607	$127,185	$52,224	$43,282

		Year Ended December 31,
	3 Months Ended March 31, 2002
		2001	2000	1999	1998	1997
Net Loss & LAE Ratio	76.9%	70.3%	65.2%	67.6%	67.8%	69.7%
Expense Ratio	21.9%	23.8%	23.7%	20.5%	19.8%	24.6%

Combined Ratio	98.8%	94.1%	88.9%	88.1%	87.6%	94.3%
Investment Yield	5.1%	5.3%	5.8%	5.6%	5.8%	6.5%
Operating Margin	9.6%	11.2%	17.2%	17.7%	19.2%	14.1%
Return on Average Equity	6.7%	7.8%	11.5%	14.9%	17.5%	16.7%

MEMH Stock Performance

MEEMIC Holdings, Inc. Price/Volume Performance
March 20, 2000 — March 18, 2002

  •
  All trades above $29 per share in the target period occurred between May 9th and July 9th, 2001. This period coincided with MEEMIC's addition to the Russell 2000 index. Certain mutual funds were required to add MEEMIC to their portfolios at this point, which could account for the temporary spike in price and volume.

Price Histogram
March 19,2001—March 15, 2002

Note: Data represents only days during which trading took place

MEMH Ownership (Diluted Shares)

	Shares	%
ProAssurance Corporation	5,610,045	83.0%
Directors and Management:
Thomas Hoeg(1)	52,355	0.8%
James Wood(2)	29,655	0.4%
Lynn Kalinowski(3)	26,503	0.4%
Christine Schmitt(3)	26,503	0.4%
William Sabados(3)	26,503	0.4%
Victor Adamo(4)	21,928	0.3%
John Dodge Jr.	1,744	0.0%
Ann Putallaz	500	0.0%

Directors and Management	185,693	2.7%
Institutions:
Fidelity Management	207,500	3.1%
Independence One Capital	90,950	1.3%
Barclays Global Investors	49,351	0.7%
Northern Trust	23,990	0.4%
Others	52,602	0.8%

Institutional Shares	400,403	5.9%
Retail Shares	566,043	8.4%
Diluted Shares Outstanding(4)	6,762,184	100%

(1)
Includes 30,000 vested options adjusted using the Treasury method, and 12,700 shares in the Rabbi Trust.

(2)
Includes 30,000 vested options adjusted using the Treasury method.

(3)
Includes 20,000 vested options adjusted using the Treasury method, and 12,700 shares in the Rabbi Trust.

(4)
Includes 12,700 shares in the Rabbi Trust.

(5)
Includes 120,000 vested options adjusted using the Treasury method, and 90,950 shares in the Rabbi Trust.

Valuation

Summary

(1)
Deals from March 2001 to February 2002 in which a majority owner purchased the remaining outstanding shares from the minority shareholders. Price based on 20-day pre-announcement average.

Multiple Comparison

	Multiples
Methodology
	Low		Median		High
Comparable Companies
Tangible Equity	0.79	x	1.57	x	2.72	x
Tangible Equity—Adjusted	0.70	x	1.59	x	3.64	x
Reported Equity	0.55	x	1.51	x	2.72	x
LTM Operating Earnings	12.4	x	23.8	x	37.6	x
2002E Operating Earnings	10.0	x	14.2	x	20.1	x
2003E Operating Earnings	7.3	x	11.8	x	29.9	x
Precedent Transactions
STAT Net Income	6.5	x	18.2	x	35.8	x
STAT Surplus	0.89	x	1.75	x	5.02	x
Net Premiums Written	0.4	x	1.0	x	2.8	x
Reported Equity	0.73	x	1.94	x	3.77	x
LTM Operating Earnings	8.9	x	21.5	x	38.4	x
Minority Buy-out Premium Paid(1)	(25.1)%		25.7%		85.4%
Discounted Cash Flow
Operating Earnings	13.4	x	15.9	x	18.6	x
Equity	1.11	x	1.37	x	1.66	x

(1)
Deals from March 2001 to February 2002 in which a majority owner purchased the remaining outstanding shares of the minority. Price based on 20-day pre-announcement average.

	Offer Multiples
	$29.00
STAT Net Income	20.9	x
STAT Surplus	2.42	x
Net Premiums Written	1.3	x
Tangible Equity	1.46	x
Tangible Equity—Adjusted	1.76	x
Reported Equity	1.19	x
LTM Operating Earnings	13.7	x
2002E Operating Earnings	11.1	x
2003E Operating Earnings	10.1	x
Acquisition Premium (20-Day Average)	29.1%
MEEMIC Values
(in millions, except stock price)
STAT Net Income	$9.3
STAT Surplus	80.1
Net Premiums Written	143.7
Tangible Equity	132.6
Tangible Equity—Adjusted	139.4
Reported Equity	163.1
LTM Operating Earnings	14.1
2002E Operating Earnings	17.5
2003E Operating Earnings	19.1
20 Day Average Stock Price	22.46

Adjustments to MEEMIC Reported Equity for Purposes of Analysis

Reported Equity at 3/31/02—	$163,110,000
Adjustments(1) (tax-effected at 35%)
Excess loss reserves—	3,371,225
Reinsurance payables—	2,418,320
Unrecognized gain in bond portfolio—	1,001,000

Adjusted Equity—	$169,900,545
Intangible Assets	30,465,000

Adjusted Tangible Equity—	$139,435,545

(1)
See page 12 for an explanation of adjustments.

Calculation of MEEMIC Excess Capital for Purposes of Analysis

Adjusted Tangible Equity—	$139,435,545
LTM 3/31/02 NPW—	$143,695,000
Target NPW/Equity Ratio(1)	2:1
Target Equity—	$71,847,500
Excess (Undeployed) Capital—	$67,588,045

(1)
Based on GAAP financial information

Adjustments to MEEMIC Reported Net Income for Purposes of Analysis

Reported LTM Net Income as of 3/31/02—	$12,257,000
Adjustments (tax-effected at 35%)
Realized investment losses—	984,000
Net severance—	867,400

LTM Operating Earnings—	$14,108,400

Methodology for Adjustments to MEEMIC Reported Results for Purposes of Analysis

  •
  In connection with evaluating implied valuation multiples based on the Merger Consideration, Raymond James deemed that MEEMIC has significant excess capital. Typically, insurance companies receive a valuation multiple only on tangible "deployed" capital and are valued dollar-for-dollar on "excess" capital. In order to determine excess and deployed capital, we judgmentally assumed a net premiums written to GAAP equity ratio of 2:1. The comparable company group has a capital-use ratio ranging from 1.3x to 3.2x, with a mean of 1.8x, compared with MEEMIC's ratio of 1.1x.

  •
  In calculating the ratio of Value to Tangible Equity—Adjusted, Raymond James adjusted each company's capital structure and recomputed Price to Book multiples.

  •
  MEEMIC has established net loss and loss adjustment expense reserves approximately 21%, or $10.4 million above its actuary's best estimate. In order to adjust for potential excess reserves, Raymond James increased reported equity value for valuation purposes by half the amount of the tax-effected difference between MEEMIC's reported net loss and loss adjustment expense reserves at its actuary's best estimate.

  •
  MEEMIC has established a reinsurance liability of $3.7 million relating to contingent reinsurance premiums for policy years 1997 and prior. Due to a lack of any substantial loss development, it is appears unlikely that these premiums are to be paid. For valuation purposes, Raymond James increased reported equity by the tax-effected amount of this liability.

  •
  MEEMIC posted a realized loss of $1.5 million in the second quarter of 2001 on bonds of California-based power companies. These bonds have since recovered their value after government bail-outs and the future gain has been tax-effected and included in adjusted equity for valuation purposes.

  •
  The departure of Kevin Clinton and Annette Flood caused a $1.3 million severance payment charge in the second quarter of 2001. This represents a one-time occurrence that has been tax-effected and added back to LTM operating earnings for purposes of valuation.

COMPARABLE COMPANY ANALYSIS

Selected Financial Information—GAAP

		Income Statement			Balance Sheet
Company	Latest Quarter Reported	LTM Net Premiums Written	LTM Net Premiums Earned	LTM Net Operating Income(1)	Total Assets	Total Debt	Total Preferred Equity & Other(2)	Total Common Equity(3)	Total Tangible Equity(4)	Target Equity(5)
		($ in thousands)
Commerce Group, Inc.	03/02	$1,137,336	$1,070,983	$104,819	$2,272,482	$0	$4,515	$835,098	$832,349	$568,668
Mercury General Corporation	03/02	1,521,175	1,443,426	108,046	2,329,045	183,658	0	1,079,583	1,079,583	760,588
Harleysville Group Inc.	03/02	755,207	735,120	47,270	2,232,464	96,055	0	591,011	591,011	377,604
Merchants Group, Inc.	03/02	92,654	93,662	1,109	280,698	600	0	65,408	65,408	46,327
Vesta Insurance Group, Inc.	03/02	396,208	333,200	5,690	1,970,977	104,752	22,445	257,960	123,871	198,104
Selective Insurance Group, Inc.	03/02	966,948	904,326	24,103	2,841,645	156,404	0	593,812	547,317	483,474
21st Century Insurance Group	03/02	855,860	864,645	(23,173)	1,361,887	0	0	656,840	656,840	427,930
State Auto Financial Corporation	03/02	844,057	666,482	17,373	1,086,566	45,500	0	400,272	398,260	422,029
Kingsway Financial Services	03/02	774,528	654,483	25,547	1,255,106	92,686	0	354,988	305,905	387,264
MEEMIC Holdings, Inc.	03/02	$143,695	$136,585	$14,108	$348,742	$0	$0	$163,110	$132,645	$71,848

(1)
Excludes realized gains/(losses) on securities transactions and extraordinary items.

(2)
Includes redeemable preferred equity and trust preferred equity.

(3)
Common equity NOT adjusted for net accumulated other comprehensive income/(loss), foreign currency translations or ESOPs.

(4)
Common Equity less goodwill and other intagibles

(5)
Amount of Equity required to support net preiums written at a 2:1 ratio.

Source: SNL Database

Operating Performance—GAAP

Company	Yield on Average Investments & Cash	Net Investment Income Ratio(1)	Loss Ratio	Expense Ratio	Combined Ratio	Operating Ratio(2)	Return on Average Common Equity(3)	Total Debt to Total Capital	Liquidity Ratio(4)	NPW/ Tangible Equity
Commerce Group, Inc.	6.3%	9.1%	74.5%	24.4%	98.9%	89.8%	13.0%	0.0%	114.4%	1.4	x
Mercury General Corporation	6.1%	8.0%	72.6%	26.4%	99.0%	91.0%	10.2%	14.5%	212.0%	1.4
Harleysville Group Inc.	5.3%	11.7%	70.8%	33.4%	104.2%	92.5%	8.1%	14.0%	127.2%	1.3
Merchants Group, Inc.	5.4%	13.1%	79.3%	32.3%	111.6%	98.5%	1.6%	0.9%	105.7%	1.4
Vesta Insurance Group, Inc.	5.6%	24.1%	60.5%	39.2%	99.7%	75.6%	2.5%	27.2%	84.6%	3.2
Selective Insurance Group, Inc.	5.7%	10.8%	74.1%	32.6%	106.7%	95.9%	4.1%	20.8%	98.3%	1.8
21st Century Insurance Group	5.5%	5.1%	88.1%	14.9%	103.0%	97.9%	NM	0.0%	149.9%	1.3
State Auto Financial Corporation	5.5%	7.8%	76.3%	30.1%	106.4%	98.6%	4.3%	10.2%	169.0%	2.1
Kingsway Financial Services	5.3%	5.1%	70.6%	28.5%	99.1%	89.3%	14.4%	22.4%	120.6%	2.5

Mean	5.6%	10.5%	74.1%	29.1%	103.2%	92.1%	7.3%	12.2%	131.3%	1.8	x
Median	5.5%	9.1%	74.1%	30.1%	103.0%	92.5%	6.2%	14.0%	120.6%	1.4
High	6.3%	24.1%	88.1%	39.2%	111.6%	98.6%	14.4%	27.2%	212.0%	3.2
Low	5.3%	5.1%	60.5%	14.9%	98.9%	75.6%	1.6%	0.0%	84.6%	1.3

MEEMIC Holdings, Inc.	5.1%	8.2%	71.4%	23.3%	94.7%	86.5%	9.0%	0.0%	132.5%	1.1

(1)
(Investment income)/(Net premiums earned).

(2)
(Combined ratio)—(Net investment income ratio).

(3)
(Net operating earnings)/(Average common equity).

(4)
(Invested assets and cash)/(Policyholder liabilities).

Source: SNL Database

Market Valuation—GAAP

						Multiple of Price to:
Ticker	Company	6/10/2002 Closing Stock Price	Shares Out.	Equity Market Value	Est. L-T Growth Rate	LTM Net Operating EPS		CY 2002 Est. EPS		CY 2003 Est. EPS		Peg (1) Ratio CY 2002		Tangible Equity		Tangible Equity - Adjusted		Common Equity		Indicated Annual Dividend Yield
		(amounts in thousands, except stock price
CGI	Commerce Group, Inc.	$39.54	32,950	$1,302,861	10.0%	12.4	x	12.5	x	11.8	x	1.2	x	1.57	x	1.83	x	1.56	x	3.16%
MCY	Mercury General Corporation	47.38	54,226	2,569,228	13.5%	23.8		20.1		16.8		1.2		2.38		2.96		2.38		2.56%
HGIC	Harleysville Group Inc.	27.20	29,579	804,557	8.7%	17.0		14.2		11.8		1.4		1.36		1.57		1.36		2.35%
MGP	Merchants Group, Inc.	24.50	2,110	51,699	NA	NM		NM		NM		NM		0.79		0.70		0.79		1.63%
VTA	Vesta Insurance Group, Inc.	4.01	35,323	141,645	25.0%	24.9		10.0		7.3		0.3		1.14		1.09		0.55		2.45%
SIGI	Selective Insurance Group, Inc.	25.98	25,787	669,955	11.0%	27.8		16.2		11.5		1.0		1.22		1.25		1.13		2.30%
TW	21st Century Insurance Group	20.93	85,369	1,786,771	NA	NM		NM		29.9		NM		2.72		3.64		2.72		1.60%
STFC	State Auto Financial Corporation	16.75	38,980	652,919	9.2%	37.6		18.2		12.3		1.3		1.64		1.60		1.63		0.78%
KFS	Kingsway Financial Services	11.26	47,472	534,535	31.0%	20.92		14.1		11.3		NA		1.75		1.59		1.51		0.00%

Mean					15.5%	23.5	x	15.0	x	14.1	x	1.08	x	1.62		1.80	x	1.51	x	1.9%
Median					11.0%	23.8		14.2		11.8		1.21		1.57		1.59		1.51		2.3%
High					31.0%	37.6		20.1		29.9		1.35		2.72		3.64		2.72		3.2%
Low					8.7%	12.4		10.0		7.3		0.29		0.79		0.70		0.55		0.0%

MEMH	MEEMIC Holdings, Inc.(2)	$22.46	6,684	$150,113	NA	10.6	x	8.6	x	7.9	x	NA	x	1.13	x	1.15	x	0.92	x	0.00%
	Deal Multiples(3)	$29.00	6,684	$193,823	NA	13.7		11.1		10.1		NA		1.46		1.76		1.19		0.00%

(1)
(CY 2002 Est. EPS)/(Estimated long-term growth rate).

(2)
Based on MEEMIC's 20-day average trading day stock price up to and including 3/15/02.

(3)
Based on Merger Consideration of $29.00 in cash per share.

Source: SNL Database

Performance Comparison

Stock Performace
March 20, 2000—March 18, 2002

M & A TRANSACTIONS ANALYSIS

					Equity Value to:				Transaction Value to:
							GAAP Reported Common Equity
Date Announced	Date Effective	Buyer/Seller	Equity Value ($ in mils)	Debt Assumed ($ in mils)	GAAP Operating Income	STAT Net Income		STAT Surplus	Net Premium Written
7/1/93	8/31/93	St. Paul Companies/Economy Fire & Casualty Company	420.0	0.0	NA	18.7	1.38	1.79	1.0
11/19/93	12/30/93	GRE Insurance Group/American Ambassador	100.0	0.0	NA	13.1	NA	1.44	1.0
NA	12/31/93	Anthem P&C Holdings, Inc/Federal Kemper Insurance Co	100.0	0.0	NA	20.4	NA	1.60	0.8
2/9/95	5/22/95	USF&G Corporation/Victoria Financial Corporation	59.0	0.0	30.6	22.0	2.17	2.52	1.2
4/27/95	7/18/95	Guaranty National Corp./Viking Insurance Company of Wisconsin (Xerox)	102.7	0.0	NA	6.5	NA	1.18	0.7
NA	8/31/95	The Commerce Group, Inc./Western Pioneer Insurance Company	12.0	0.0	NA	20.0	NA	1.53	0.5
8/12/95	10/3/95	Trinity Universal Insurance Company (Unitrin)/Milwaukee Insurance Group, Inc.	94.2	0.0	20.8	NM	1.17	1.86	0.8
8/25/95	1/2/96	Berkshire Hathaway Inc./Geico	4,727.0	0.0	20.5	17.9	2.72	4.11	1.7
2/1/96	4/30/96	GCS Management, Inc. (Goran Capital)/Superior Insurance Company (Fortis, Inc.)	66.4	0.0	23.2	11.8	1.05	1.35	0.7
2/8/96	7/31/96	Meridian Insurance Group, Inc./Citizens Security Group, Inc.	25.0	0.0	NM	20.6	2.08	1.87	0.8
11/5/96	1/1/97	Unitrin, Inc./Union Automobile Indemnity Company	32.0	0.0	NA	22.7	NA	1.66	0.9

11/6/96	3/7/97	Progressive Corporation/Midland Financial Group, Inc.	50.1	20.0	NM	NM	1.07	0.89	0.4
4/24/97	6/30/97	Vesta Insurance/Anthem Casualty and Shelby Insurance	238.8	0.0	NM	19.6	2.08	1.60	0.9
6/9/97	10/1/97	Safeco Corporation/American States Financial Corporation	2,804.8	300.0	16.5	15.7	1.98	2.57	1.9
8/28/97	10/2/97	Harleysville Group/Minnesota Fire & Casualty Insurance Company	35.0	0.0	NA	NM	NA	1.71	0.9
6/23/97	10/17/97	General Motors Acceptance Corp./Integon Corp.	518.8	250.0	NM	NM	3.00	2.11	1.0
6/30/96	11/4/97	GE Capital Corp./Colonial Penn P&C Group Inc. (Leucadia National Corp.)	1,018.1	0.0	22.2	19.8	2.62	2.99	2.0
9/18/97	12/16/97	Orion Capital Corp./Guaranty National Corp.	541.4	101.1	17.1	18.2	1.94	2.13	1.2
10/20/97	12/18/97	Guaranty National Corp./Unisun Insurance (Amerisure Companies)	26.0	0.0	NA	9.6	NA	1.37	1.2
8/8/97	12/23/97	USF&G Corp. (Fidelity and Guaranty Co.)/Titan Holdings	231.2	50.0	15.9	16.8	1.90	2.88	1.4
10/20/97	12/31/97	General Accident Plc/Canadian General Insurance	433.2	99.6	NA	NA	2.43	NA	1.3
1/27/98	04/10/98	Allstate Corporation/Pembridge Inc.	266.3	20.5	38.4	NA	2.89	NA	1.5
11/24/97	04/30/98	Orion Capital Corp./Strickland Insurance Group, Inc.	40.5	9.4	NA	11.5	NA	2.70	1.1
10/16/97	2/12/98	Hartford Financial Services Group/Omni Insurance Group	184.7	0.0	34.8	NM	3.36	5.02	1.4

5/18/98	11/12/98	Nationwide Mutual Insurance Company/Allied Group, Inc.	1,521.8	127.7	26.0		25.2		3.77		4.05		2.8
11/03/98	1/29/99	Commerce Group Inc./Automobile Club Insurance Co. from American Automobile Association	78.5	0.0	NA		9.1		NA		0.96		0.8
1/11/99	4/8/99	American Finacial Group, Inc./Worldwide Insurance Co. (Aegon N.V.)	160.0	0.0	NA		13.0		1.17		1.89		1.3
5/11/99	9/1/99	Millers American Group Inc./Phoenix Indemnity Insurance Co. Acceptance Insurance Cos.	25.0	0.0	NA		28.2		NA		1.65		1.8
3/17/99	9/24/99	Motor Club of America/North East Insurance Co.	10.5	0.0	NM		NM		1.11		1.77		0.8
10/25/00	6/1/01	State Automobile Mutual Insurance Company/Meridian Insurance Company	235.1	7.0	NM		35.8		1.79		1.73		1.1
1/4/00	5/1/00	Prudential Insurance Company of America/St. Paul Companies	200.0	0.0	NA		NA		0.87		NA		NA
10/31/00	4/10/01	American National Insurance/ Farm Family Holdings Inc.	278.9	0.0	8.9		12.6		1.30		1.15		NA
2/27/02	4/5/02	Kingsway Finl Services Inc./ American Country Holdings Inc.	24.0	10.8	NM		NM		0.73		0.94		0.5
			Average		22.9	x	17.8	x	1.94	x	2.03	x	1.1	x
			Median		21.5		18.2		1.94		1.75		1.0
			High		38.4		35.8		3.77		5.02		2.8
			Low		8.9		6.5		0.73		0.89		0.4
			Deal Multiples		13.7		20.9		1.19		2.42		1.3

Source: SNL Database, SEC Filings, Press Releases

Minority Buy-out Acquisition Premiums

  •
  Raymond James analyzed 19 merger and acquisition transactions with a deal value in excess of $10 million, from March 2001 through February 2002, in which a majority owner purchased the remaining outstanding shares belonging to the minority shareholders.

  •
  The acquisition premium is calculated based on the announced purchase price compared to the seller's average closing stock price over the 20 trading-days prior to announcement. The results are shown below.

Announce Date	Buyer	Seller	Acquisition Premium		Majority Ownership Before Acquisition
05/14/01	Seneca Investments LLC	Agency.com Inc	69.4%		65.7%
05/23/01	Electronic Data Systems Corp	Unigraphics Solutions Inc	71.8%		86.0%
06/04/01	Liberty Mutual Insurance	Liberty Financial Cos Inc	(0.6)%		70.5%
08/21/01	Thermo Electron Corp	Spectra-Physics Inc	(4.3)%		80.0%
08/22/01	Berkshire Hathaway Inc	Homeservices.com Inc	38.8%		83.5%
09/13/01	MRV Communications Inc	Luminent Inc	(25.1)%		92.3%
10/01/01	Management Group	NCH Corp	25.7%		57.0%
10/05/01	MCSi Inc	Zengine Inc	2.2%		58.5%
10/08/01	Investor Group	Blimpie International Inc	85.4%		58.0%
10/17/01	Management Group	Market America Inc	83.7%		77.0%
10/23/01	American Realty Investors Inc	Transcontinental Realty Inv	49.6%		64.5%
10/23/01	American Realty Investors Inc	Income OPP Realty Investors	23.1%		59.9%
11/07/01	Aquila Inc	Aquila Inc/Old	(6.3)%		80.0%
11/16/01	Private Investor	Ugly Duckling Corp	50.2%		56.0%
02/01/02	American Real Estate Partners LP	Stratosphere Corp	13.0%		51.0%
02/04/02	Ltd Inc/The	Intimate Brands Inc	20.1%		84.0%
02/13/02	Management buyout group	Deltek Systems Inc	33.0%		56.7%
02/15/02	XCEL Energy Inc	NRG Energy Inc	1.0%		74.0%
02/19/02	Sabre Holdings Corp	Travelocity.com	27.1%		66.1%

		High	85.4%		92.3%
		Median	25.7%		66.1%
		Average	29.4%		69.5%
		Low	(25.1)%		51.0%

		Deal Mulitples	29.1	%(1)	83.0%

(1)
Based on the average closing price of MEEMIC common stock over the 20 trading-days prior to and including 3/15/02, of $22.46 per share compared to the Merger Consideration of $29.00 per share.

Source: Bloomberg L.P.

DISCOUNTED CASH FLOW ANALYSIS

Overview

  •
  Discounted Cash Flow consists of two parts. The first calculates the present value of a stream of future cash flows by applying a range of discount rates. Raymond James determined this range of rates by analyzing the WACC for MEEMIC and its comparable companies. Based on adjusted asset Betas for the comparable companies ranging from 0.46 to 1.04, a risk-free rate of 4.7% and an expected risk premium of 11.1%, Raymond James judgmentally determined the range of applicable discount rates to fall between 12% and 16%.

	Equity Beta Range(1)
	0.46	0.68	1.04
Cost of Debt (Kd) (Marginal cost of debt * (1- tax rate))
Marginal Cost of Debt(2)	8.5%	8.5%	8.5%
Tax Rate	40.0%	40.0%	40.0%

Kd	5.1%	5.1%	5.1%
Debt/Market Capitalization(3)	0.0%	0.0%	0.0%

Weighted Cost of Debt	0.0%	0.0%	0.0%

Cost of Equity (Ke) (Risk Free Rate + (Beta * Expected Risk Premium))
Risk Free Rate(4)	4.7%	4.7%	4.7%
Beta	0.46	0.68	1.04
Expected Risk Premium(5)	11.1%	11.1%	11.1%

Ke	9.8%	12.2%	16.2%
1—Debt/Market Capitalization	100.0%	100.0%	100.0%

Weighted Cost of Equity	9.8%	12.2%	16.2%

Weighted Average Cost of Capital	9.8%	12.2%	16.2%

(1)
Asset Betas derived from Bloomberg. Range is low, median and high for comp group.

(2)
Cost of Debt assumes interest of 8.5% based on estimated long-term debt costs.

(3)
MEEMIC Debt/Market Capitalization.

(4)
Based on five-year Treasury Bond yield as of April 2002.

(5)
Based on Ibbotson Associates study of micro-capitalization (below $269 million) equity returns over the period from 1926 to 2001.

  •
  The second part calculates the present value of a terminal value at the end of the fifth year by applying a multiple to net income, and discounting back at the same discount rates.

  •
  MEEMIC's cash flow is calculated using dividends available at the end of each year after subtracting the additional surplus required to keep a premiums written to surplus ratio of 2X. MEIA's cash flow is equated to net income.

  •
  The DCF value of cash and investments in the Holding company is assumed to be equal to the current value of the cash.

Per Share value of MEEMIC (Insurance Company)

	Multiple of 2006 Net Income
Discount Rate
	11.0x	12.0x	13.0x	14.0x	15.0x
16%	$17.26	$18.35	$19.44	$20.52	$21.61
15%	$17.91	$19.04	$20.18	$21.32	$22.45
14%	$18.59	$19.78	$20.96	$22.15	$23.34
13%	$19.31	$20.55	$21.79	$23.03	$24.27
12%	$20.06	$21.36	$22.65	$23.95	$25.25

Per Share value of MEIA

	Multiple of 2006 Net Income
Discount Rate
	11.0x	12.0x	13.0x	14.0x	15.0x
16%	$6.27	$6.68	$7.08	$7.49	$7.90
15%	$6.51	$6.94	$7.36	$7.79	$8.21
14%	$6.77	$7.21	$7.66	$8.10	$8.54
13%	$7.04	$7.50	$7.96	$8.43	$8.89
12%	$7.32	$7.80	$8.29	$8.77	$9.26

MEEMIC Consolidated

	High	Median	Low
MEEMIC	$25.25	$20.96	$17.26
MEIA	9.26	7.66	6.27
Cash in Holding Company	4.89	4.89	4.89

Total	$39.40	$33.51	$28.42

Summary of Management's Projections—GAAP

	Year Ended December 31,
	2002	2003	2004	2005	2006
Net Premiums Earned	$145,369	$155,172	$164,800	$172,229	$181,388
Total Revenues	$160,859	$172,655	$184,397	$193,827	$204,959
Net Income(1)	$17,468	$19,112	$20,926	$22,264	$23,789
Shareholders' Equity	$176,364	$195,658	$221,550	$243,381	$269,903
Net Loss & LAE Ratio	69.5%	69.5%	69.6%	69.8%	69.8%
Expense Ratio	25.5%	25.5%	25.6%	26.2%	26.2%

Combined Ratio	95.0%	95.0%	95.2%	96.0%	96.0%
Investment Yield	6.0%	6.0%	6.0%	6.0%	6.0%

(1)
Assumes no amortization of MEIA intangible except for a $75,000 expense in 2002 for the remainder of a $500,000 intangible with a discrete life.

QuickLinks

  Exhibit 99(c)(3)
Table of Contents
Overview
Valuation
COMPARABLE COMPANY ANALYSIS
M & A TRANSACTIONS ANALYSIS
DISCOUNTED CASH FLOW ANALYSIS